Exhibit 99.1

TransCode Therapeutics Announces Pricing of $8 Million Public Offering

September 26, 2023

BOSTON, Sept. 25, 2023 (GLOBE NEWSWIRE) -- TransCode Therapeutics, Inc. (Nasdaq: RNAZ), (the “Company”), an RNA oncology company committed to more effectively treating cancer using RNA therapeutics, today announced the pricing of its underwritten public offering of an aggregate of 15,700,000 shares of its common stock (or pre-funded warrants (“Pre-Funded Warrants”) in lieu thereof). Each share of common stock (or Pre-Funded Warrant) is being sold at a public offering price of $0.51 per share (inclusive of the Pre-Funded Warrant exercise price of $0.01). All of the shares and Pre-Funded Warrants in the offering are being sold by the Company. Total gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $8 million. In addition, the Company has granted the underwriters a 45-day option to purchase up to 2,339,200 additional shares of its common stock and/or Pre-Funded Warrants at the public offering price less the underwriting discount.

ThinkEquity is acting as sole book-running manager for the offering.

The closing of the offering is expected to occur on or about September 28, 2023, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering, together with its existing funds, for one or more clinical trials with TTX-MC138, its lead therapeutic candidate, including related investigational new drug enabling studies, and for working capital and other general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-274251), which was declared effective by the Securities and Exchange Commission (the “SEC”) on September 25, 2023. The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by contacting ThinkEquity at 17 State St., 41st Floor, New York, NY 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About TransCode Therapeutics

TransCode is an RNA oncology company created on the belief that cancer can be more effectively treated using RNA therapeutics. The Company has created a platform of drug candidates designed to target a variety of tumor types with the objective of significantly improving patient outcomes. The Company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic cancer, which is believed to cause approximately 90% of all cancer deaths totaling over nine million per year worldwide. The Company believes that TTX-MC138 has the potential to dramatically improve clinical outcomes in a range of cancers, including breast, pancreatic, ovarian and colon cancer, glioblastomas and others. Another of the Company’s drug candidates, TTX-siPDL1, focuses on treating tumors by targeting PD-L1. TransCode also has three cancer-agnostic programs: TTX-RIGA, an RNA–based agonist of the retinoic acid-inducible gene I designed to drive an immune response in the tumor microenvironment; TTX-CRISPR, a CRISPR/Cas9–based therapy platform for the repair or elimination of cancer-causing genes inside tumor cells; and TTX-mRNA, an mRNA-based platform for the development of cancer vaccines designed to activate cytotoxic immune responses against tumor cells.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties, including statements related to the completion of the offering. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including the number of shares that may be issued and amount of proceeds that may be received by the Company pursuant to the offering, the satisfaction of customary closing conditions related to the offering, timing and completion of the offering and various other factors. These and other risks and uncertainties are described more fully in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the final prospectus related to the offering described herein, and the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

For more information, please contact:

Alan Freidman

VP Investor Relations

Alan.freidman@transcodetherapeutics.com